EXHIBIT 4.4

STRICTLY CONFIDENTIAL

13 March 2003

Mr S I Grimshaw

Dear Stuart,

I am delighted to confirm my offer to you of the Level 6 role of Group Executive, Investment & Insurance Services (IIS). In this role you will continue to be a member of the Bank’s Executive Committee and will continue to report to me.

Your current terms and conditions will remain the same with the exception of remuneration. Your new remuneration arrangements will be effective from the date you commenced acting in the role of Group Executive, IIS, i.e. 13 November 2002. From that date the following will apply –

Base (TC-I-S)	$860,000
Superannuation (Superannuation Salary $688,000)	$61,920

Total Fixed Remuneration	$921,920

STI Potential	$690,000

Your LTI grant for 2003/04 will be determined in August 2003.

Your overall remuneration will also be subject to normal annual review in August 2003.

The performance benchmarks against which the annual STI will be measured will be as agreed between us.

In terms of your contractual arrangements, your special credit of $300,000 into superannuation due as at 30 June 2003 will be effected on that date.

Please sign the attached copy of this letter as your acceptance of the new arrangements.

2.

Stuart, congratulations on your appointment. As discussed, I look forward to working closely with you on the IIS and Group challenges and opportunities ahead of us.

Yours sincerely

I accept the appointment as outlined in this letter

Stuart I Grimshaw

EMPLOYEE REMUNERATION SCHEDULE

EmplID: 00194215
Name: Grimshaw, Stuart

Department/Branch: 012021	IIS GROUP EXECUTIVE
Status: History	Confirmed: Yes
Effective Date: 13/11/2002

GROSS REMUNERATION (Total Package Value):		$860,000.00
Pkg Motor Vehicle 1 - FBT	$11,353.37
Pkg Motor Vehicle 1 Insurance	$700.00
Pkg Motor Vehicle 1 Lease	$10,499.52
Pkg Petrol 1	$1,400.00
Pkg Salary Sacrifice OSF F	$43,000.00
Pkg Cash Salary	$793,047.11
SUPERANNUATION
Pkg OSF Division F
Cost of Employer provided Superannuation (Notional for Defined Benefits Superannuation)		$61,920.00
Salary for Superannuation Purposes:	$688,000.00

	Cash Salary		Cash Salary
Pay Frequency	(Gross)	Tax	(Net Before Deductions)

Yearly	$793,047.11	$372,195.39	$420,851.72
Fortnightly	$30,418.25	$14,275.99	$16,142.26

Employee Signature	Bank Representative Signature

/ /	/ /

Date	Date